                                    EXHIBIT
                                       6

                             Procedures Memorandum
                      pursuant to Rule 6e-3(T)(b)(12)(iii)
                   under the Investment Company Act of 1940.

   Description of Issuance, Transfer, and Redemption Procedures for Policies
                                   Offered by
                 MML Bay State Variable Life Separate Account I
                    of MML Bay State Life Insurance Company
 Pursuant to Rule 6e-3(T)(b)(12)(iii) under the Investment Company Act of 1940

A designated segment of MML Bay State Variable Life Separate Account I (the "Separate Account") of MML Bay State Life Insurance Company ("MML Bay State") is registered under the Investment Company Act of 1940 (the "1940 Act") as a unit investment trust. Within the designated segment of the Separate Account are sixteen Divisions. Procedures apply equally to each Division and for purposes of this description are defined in terms of the Separate Account, except where a discussion of both the Separate Account and the individual Division is necessary. Each Division invests in shares of a corresponding investment division of the MML Series Investment Fund (the "MML Trust"), the Oppenheimer Variable Account Funds (the "Oppenheimer Trust"), and the Panorama Series Fund, Inc. (the "Panorama Fund"), each of which is a "series" type of mutual fund registered under the 1940 Act. The investment experience of a Division of the Separate Account depends on the market performance of its corresponding investment division of the MML Trust, Oppenheimer Trust, or Panorama Fund. MML Bay State will issue a Group Flexible Premium Adjustable Life Insurance Policy to a trust in which an employer, association, sponsoring organization or trust ("Employer") will participate. Group Flexible Premium Adjustable Life Insurance Certificates (the "Certificates") will be issued to employees affiliated with Employers who elect to participate in the trust. Certificate owners who wish to participate in the Divisions offered by the Separate Account must elect the variable rider to the Certificate (the "Variable Rider"). A "Policy" is a Certificate to which a Variable Rider has been added. Although a Policy provides for fixed benefits supported by MML Bay State's General Account, this description assumes that net premiums are allocated exclusively to the Separate Account and that all transactions involve only the Divisions of the Separate Account, except as otherwise explicitly stated herein. MML Bay State believes the Variable Riders, and not the Certificates, are subject to the 1940 Act. However, in the event the Certificates, as amended by the Variable Rider, are considered subject to the 1940 Act by virtue of the election of the Variable Rider by Certificate owners, MML Bay State provides the following information regarding the Policies.

1.   "Public Offering Price": Purchase and Related Transactions - Section 22(d)
     --------------------------------------------------------------------------
     and Rule 22c-1
     --------------

     This section outlines Policy provisions and administrative procedures which might be deemed to constitute, either directly or indirectly, a "purchase" transaction. Because of the insurance nature of the Policies, the procedures involved necessarily differ in certain significant respects from the purchase procedures for mutual funds and annuity plans. The chief differences revolve around the structure of the cost of insurance charges and the insurance underwriting process. Certain Policy provisions, such as reinstatement and loan repayment, do not result in the issuance of a Policy but require certain payments by the Policyowner and involve a transfer of assets supporting Policy reserves into the Separate Account.

     a.  Insurance Charges and Underwriting Standards
         --------------------------------------------

     Premium payments are not limited as to frequency and number, but there are limitations as to amount. The minimum initial premium payable when electing the Variable Rider is $500 which must be paid in one lump sum. While the Policy is in force, premiums may be paid at any time before the death of the Insured subject to certain restrictions. There are no minimum or maximum premium payments under the Policy. However, MML Bay State has the right to refund all or a portion of a premium paid in any year if it will increase the amount of insurance which requires a charge under the Policy.

     The Policies do not terminate for failure to pay premiums since payments, other than the initial premium, are not specifically required. Rather, if on a Monthly Calculation Date, the Account Value less any Policy Debt is insufficient to cover the Monthly Deduction, the Policy enters a 61-day grace period. MML Bay State does not require underwriting prior to issuance of the Variable Rider. However, issuance of Certificates are subject to MML Bay State's then current guidelines regarding guaranteed issue, simplified issue, and regular underwriting. Guaranteed issue is only available to employees affiliated with an Employer group. For those proposed Certificate owners subject to simplified or regular underwriting, MML Bay State will require adequate evidence of insurability prior to approving issuance of a Certificate. MML Bay State will not issue Certificates which maintain a death benefit amount of less than $50,000.

     Cost of insurance charges for the Certificates will not be the same for all Certificate owners. The insurance principle of pooling and distribution of mortality risks is based upon the assumption that each Certificate owner pays a cost of insurance charge commensurate with the insured's mortality risk, which is actuarially determined based on factors such as age, health, and occupation. In the context of life insurance, a uniform mortality charge (the "cost of insurance charge") for all insureds would discriminate unfairly in favor of those insureds representing greater mortality risks to the disadvantage of those representing lesser risks. Accordingly, there will be different "prices" for each actuarial category of Certificate owners because different costs of insurance rates will apply. While not all Certificate owners will be subject to the same cost of insurance rates, there will be a single "rate" for all Certificate owners in a given actuarial category. The Certificates will be offered and sold pursuant to MML Bay State's underwriting standards and in accordance with state insurance laws. Such laws prohibit unfair discrimination among insureds, but recognize that premiums must be based upon factors such as age, health, and occupation. Tables showing the maximum cost of insurance charges will be delivered as part of the Certificate.

     b.  Application and Initial Premium Processing
         ------------------------------------------

     The Variable Riders may only be elected by Certificate owners.
     Certificates are only available to individuals who are members of a group acceptable to MML Bay State where the group sponsor such as an employer, association, sponsoring organization or trust ("Employer") executes a participation agreement requesting participation in a group flexible premium adjustable life insurance policy issued by MML Bay State. Subsequent to this agreement, the Employer will submit enrollment forms on behalf of its employees to MML Bay State requesting individual insurance under the group contract. Once MML Bay State approves an enrollment form, a Certificate will be issued to the approved employee. Employees who have been approved for issuance of Certificate may then propose the election of the Variable Rider to the Certificate. Each individual in a group accepted by MML Bay State is aggregated for purposes of determining Certificate issue dates, policy dates, underwriting classification, and sales load percentages. The group contract and the participation agreement specify the rights and privileges of the Employer. The Policy is evidence of coverage under the Group Contract and Individuals may exercise all rights and privileges under the Policy through the Employer. After termination of the employment or other relationship, an individual who has been issued the Policy may exercise all rights and privileges directly with MML Bay State.

     A Certificate owner elects the Variable Rider by completing an enrollment form and submitting the form to MML Bay State along with the minimum premium of $500. MML Bay State then conducts a suitability review of the proposed enrollment. If MML Bay State determines the election of the Variable Rider is not suitable for the Certificate owner, the minimum premium is sent back to the Certificate owner without interest.

     If the Variable Rider is issued by MML Bay State, the net premium paid is allocated among the Divisions of the Separate Account on the date of issuance of the Variable Rider in accordance with the allocation instructions specified by the Certificate owner in the enrollment form, unless the Certificate has an unexpired Free Look Period.

     A Free Look Period under state law provides a Certificate owner the right to cancel the Certificate within 10 days (or longer depending upon the state of issuance) after the Certificate has been delivered to the Certificate owner. The election of the Variable Rider does not increase or decrease the duration of this Free Look Period. If the Certificate owner chooses to cancel the Certificate within the Free Look Period, a refund will be made to the owner. The refund equals either: 1) the Account Value plus any Premium Deduction(s) and Monthly Deduction(s) reduced by any amounts borrowed or withdrawn; or, where required by state law, 2) all premiums paid, reduced by any amounts borrowed or withdrawn. During the Free Look Period, the initial net premium received by MML Bay State to which a Variable Rider has been added will be allocated to the Guaranteed Principal Account ("GPA"). After the Free Look Period applicable to the Certificate has expired, the net premiums paid by the Certificate owner will be allocated among the GPA and the Divisions of the Separate Account in accordance with the Certificate owner's instructions.

     Each individual in a group accepted by MML Bay State is aggregated for purposes of determining Certificate issue dates, policy dates, underwriting classification, and sales load percentages. Generally, an Employer pays MML Bay State a premium which may cover a proposed Certificate owner prior to the time MML Bay State receives an enrollment form from the proposed Certificate owner. In these situations, temporary insurance is provided to the Certificate owner during the interim period. When the enrollment form is submitted and approved by MML Bay State, the Certificate may be backdated to the date requested by the Employer. In no event will such backdating exceed six months.

     MML Bay State will require the Certificate to be delivered to the employee/Certificate owner within a specific time frame after the Certificates have been generated at MML Bay State's principal administrative offices. This period is generally 10 days from the date the Certificates are delivered to the Employer.

     c.  Premium Allocation
         ------------------

     "Net Premiums" are credited to the Certificate as of the date the premium payments are received by MML Bay State, with the possible exception of the first Net Premium received from the Employer. Net Premiums are equal to the gross premium paid minus the sales load, state premium tax charges, and the deferred acquisition cost ("DAC") tax charges. The sales load compensates MML Bay State for the cost of distributing and servicing the Policies, the state premium tax charges compensates MML Bay State for applicable state and local taxes on premiums paid for the Policy, and the DAC tax charges compensates MML Bay State for federal taxes imposed for deferred acquisition costs. Once the sales load for a Policy is established, it will never change for the life of the Policy. The state premium tax charges and the DAC tax charges may be increased or decreased by MML Bay State to reflect changes in the applicable tax or a change in the Policyowner's residence.

     The Variable Riders are intended to be sold in the group employee benefit market. The Employer must enter into a participation agreement with MML Bay State in order to participate in the group flexible premium adjustable life insurance policy issued to a trust. Subsequent to this agreement, the Employer will send premium payments on behalf of an employee/Policyowner to MML Bay State and the Certificates will be issued. Once the Certificates are issued, the Certificate owner will have the ability to elect the Variable Rider. In addition to the premium payments made by the Employer on behalf of the employee, the Policies also allow the employee to send premium payments directly to MML Bay State. MML Bay State will require a certain portion of the Net Premium paid by the Employer to be allocated to MML Bay State's GPA. Net

     Premiums paid by the employee/Policyowner may be allocated among the GPA and up to eight Divisions of the Separate Account. However, the portion of Net Premiums paid by the Employer equal to the Modal Term Premium must be allocated to the GPA. The "Modal Term Premium" is equal to the estimated premium amount sufficient to pay the premium deduction and monthly deduction(s) under the Policy during one Modal Term. For example, if a Policy has a monthly Modal Term, the Modal Term Premium would be one estimated monthly deduction plus one estimated premium deduction. If a Policy maintains a yearly Modal Term, the Modal Term Premium would be twelve estimated monthly deductions plus one estimated premium deduction. The premium deduction is equal to the sales load, state premium tax charge, and the DAC tax charge. The monthly deduction is equal to the charge for cost of insurance protection, administrative charge, and any charges for the cost of any additional benefits provided by rider. The Monthly Deduction necessary under any Policy varies by the initial death benefit, issue age, underwriting classification, and rider(s) selected. Any Net Premium paid by the Employer in excess of the Modal Term Premium may be allocated to any Division of the Separate Account, subject to the restriction that a Policyowner may not have allocations in more than eight Divisions of the Separate Account.

     A Policyowner may change the allocation of Net Premiums without charge at any time by providing written notice to MML Bay State. The change will be effective as of the date of receipt of the notice at MML Bay State's principal administrative office. The Policyowner may transfer amounts among all of the Divisions of the Separate Account and the GPA, subject to certain restrictions, including the restriction that a Policyowner may not have allocations in more than eight Divisions of the Separate Account.

     d.  Repayment of Loan
         -----------------

     The Policy provides a loan privilege which becomes effective six months after the Policy date. After such effective date, loans can be made on the Policy at any time while the Insured is living. The Policy must be properly assigned as collateral for the loan. The loan must be repaid with an amount equal to the original loan plus loan interest.

     When a loan is made, MML Bay State will take the loan amount requested from the Divisions of the Separate Account and the GPA in proportion to the non-loaned account value of each on the date of the loan. Shares taken from the Divisions are liquidated and the resulting dollar amounts are transferred to the GPA. MML Bay State may delay the granting of any loan attributable to the Separate Account during any period that the New York Stock Exchange (or its successor) is closed except for normal weekend and holiday closings, or trading is restricted, or the Securities and Exchange Commission (or its successor) determines that an emergency exists, or the Securities and Exchange Commission (or its successor) permits MML Bay State
     to delay payment for the protection of its policy owners.   The amount
     equal to any outstanding Policy loans is held in the GPA and is credited with interest at a rate which is the greater of 3% and the Policy loan rate less a MML Bay State declared charge (currently 0.75%, guaranteed not to exceed a maximum of 1.25%) for expenses and taxes. As long as a loan is outstanding, a portion of the Policy's account value equal to the loan is held in the GPA.

     Policy Debt (which includes accrued interest) must not equal or exceed the Policy's account value. If this limit is reached, MML Bay State may terminate the Policy. The Employer elects either a fixed loan interest rate or, where permitted, an adjustable loan interest rate to apply to the Policies. All Certificates issued to the same group will have the same fixed or variable loan interest rate. The fixed loan interest rate is 6% per year. When an adjustable rate has been selected, MML Bay State sets the rate each year that will apply for the next Policy year. The maximum rate is based on the monthly average of the composite yield on seasoned corporate bonds as published by Moody's Investors Service or, if it is no longer published, a substantially similar average. The maximum rate is the published monthly average for the calendar month ending two months before the Policy year begins, or 5%, whichever is higher. If the maximum limit is not at least 1/2% higher than the rate in effect for the previous year, MML Bay State will not increase the rate. If the maximum limit is at least 1/2% lower than the rate in effect for the previous year, MML Bay State will decrease the rate.

     Interest accrues daily and becomes part of the Policy debt as it accrues. It is due on each Policy anniversary. If not paid when due, the interest will be added to the loan and, as part of the loan, will bear interest at the same rate. Any interest capitalized on a Policy anniversary will be treated the same as a new loan and will be taken from the Divisions of the Separate Account and the GPA in proportion to the non-loaned account value in each.

     All or part of any Policy Debt may be repaid at any time while the Insured is living and while the Policy is in force. Any repayment results in the transfer of values equal to the repayment from the loaned portion of the GPA to the non-loaned portion of the GPA and the applicable Division(s) of the Separate Account. The transfer is made in proportion to the non-loaned value in each Division at the time of repayment. If the loan is not repaid, MML Bay State will deduct the amount due from any amount payable from a full surrender or upon the death of the Insured.

     e.  Policy Reinstatement
         --------------------

     For a period of five (5) years after termination, a Policyowner can request MML Bay State reinstate the Policy during the Insured's lifetime. MML Bay State will not reinstate the Policy if it has been returned for its Cash Surrender Value. Before MML Bay State will reinstate the Policy, it must receive the following: 1) a premium payment equal to the amount necessary to produce an account value equal to 3 times the monthly deduction for the Policy on the monthly calculation date on or next following the date of reinstatement; 2) evidence of insurability satisfactory to MML Bay State; and 3) where necessary, a signed acknowledgment that the Policy has become a modified endowment contract.

     If a Policy is reinstated, the death benefit amount for the reinstated Policy will be the same as it would have been if the Policy had not terminated.

     f.  Correction of Misstatement of Age
         ---------------------------------

     If the Insured's date of birth as given in the enrollment form is not correct, an adjustment will be made. If the adjustment is made when the Insured dies, the Death benefit amount will reflect the amount provided by the most recent mortality charge according to the correct age. If the adjustment is made before the Insured dies, then future monthly deductions under the Policy will be based on the correct age.

     g.  Contestability
         --------------

     MML Bay State will not contest the validity of a Certificate after it has been in force during the Insured's lifetime for two years from the date of issue. MML Bay State will not contest the validity of any increase in the death benefit amount after such increase or rider has been in force during the Insured's lifetime for two years from its effective date.

     If the Certificate is reinstated, the amount insured cannot be contested after the Certificate has been in force during the Insured's lifetime for two years from the date of reinstatement. The Certificate can be contested within the two-year period over statements made in the reinstatement application.

     h.  Increase or change in Death Benefit option
         ------------------------------------------

     A Policy owner's selected death benefit amount may be increased upon request by the Policy owner, subject to MML Bay State's then current guidelines regarding guaranteed issue, simplified issue, and regular underwriting. Guaranteed issue is only available to employees affiliated with an Employer group. For those Policy owners subject to simplified or regular underwriting, MML Bay State will require adequate evidence of insurability prior to approving an increase in the death benefit amount. A request for a decrease in the death benefit amount will be honored by MML Bay State once each Policy year provided the Policy maintains a minimum death benefit amount of $50,000.

     Any requested increase in the death benefit amount will be effective on the monthly calculation date which is on, or next follows, the later of: (i) the date 15 days after a written request for such change has been received and approved by MML Bay State; or (ii) the requested effective date of the change. Any requested decrease in the death benefit amount will be effective on the monthly calculation date which is on, or next follows, the later of: (i) the date 15 days after a written request for such change has been received and approved by MML Bay State; (ii) the one year period following the effective date of the previously requested decrease; or (iii) the requested effective date of the change.

     A Policyowner may change death benefit option by written request subject to MML Bay State's current guidelines regarding proof of insurability. The effective date of any such change will be on the Policyowner's Policy anniversary following the date the written request is received by MML Bay State in good order, or if MML Bay State receives the written request within the 15 day period prior to a Policy anniversary, the change will be effective on the second Policy anniversary following the date of the request. MML Bay State will honor a request for a later effective date provided the date coincides with the Policyowner's policy anniversary.

     Any increase for Policyowners no longer associated with the Employer must be at least $5,000. No increase will be allowed after the Policy anniversary date succeeding the Insured's 75th birthday.

2.   "Redemption Procedures", Surrender and Related Transactions
     -----------------------------------------------------------

     The Policies provide for the payment of moneys to a Policyowner or beneficiary upon presentation of a Policy. Generally, except for the payments of death benefits, the imposition of cost of insurance and administrative charges, the payee will receive a pro rata or proportionate share of the Separate Account's assets, within the meaning of the 1940 Act, in any transaction involving "redemption procedures." The amount received by the payee will depend upon the particular benefit for which the Policy is presented, including, for example, the cash surrender value or death benefit. There are also certain Policy provisions (e.g. partial withdrawals or the loan privilege) under which the Policy will not be presented to MML Bay State, but which will affect the Policyowner's benefits and may involve a transfer of the assets supporting the Policy reserve out of the Separate Account. Any combined transactions on the same day which counteract the effect of each other will be allowed. MML Bay State will assume the Policyowner is aware of the possible conflicting nature of the transactions and desires their combined result. If a transactions is requested which MML Bay State will not allow (e.g. a request for a decrease in death benefit which lowers the amount below the stated minimum) MML Bay State will reject the entire transaction and not just the portion which causes the disallowance. The Policyowner will be informed of the rejection and will have an opportunity to give new instructions.

     a.  Surrender for Cash Value
         ------------------------

     The Policy may be surrendered for its full cash surrender value at any time while the Insured is living. Unless a later effective date is selected, surrender is effective on the date MML Bay State receives the Policy and a written request in proper form at its principal administrative office.

     The Policy and a written request for surrender are deemed received on the date on which they are received by mail at MML Bay State's principal administrative office. If, however, the day on which they are received is not a day on which the net asset value of the underlying funds in which the Divisions of the Separate Account invest is determined (i.e. the New York Stock Exchange is not open for trading), or if they are received other than through the mail after a certain time (currently 4:00 p.m. New York time), then they are deemed received on the next day the net asset value of the underlying funds is determined. MML Bay State will normally pay the full cash surrender value within seven days after receipt of the Policy and written request in proper form. The full cash surrender value is the account value less any outstanding Policy debt. Computations with respect to the investment experience of each Division of the Separate Account will be made at the close of any date on which the net asset value of the underlying funds is determined. This will enable MML Bay State to pay the cash value on surrender based on the next computed value after the surrender request is received.

     The Policy value (equal to the value of all accumulations in the Separate Account) may increase or decrease from day to day depending on the investment experience of the Separate Account. Calculations of the Policy value for any given day will reflect the actual premiums paid, expenses charged, and deductions taken. MML Bay State will deduct a charge for sales load, premium taxes, and DAC taxes for each premium payment. The balance (Net Premium) in excess of the Modal Term Premium is allocated to the Separate Account in accordance with the Policyowner's instructions.
     MML Bay State will also make monthly deductions from a Policy to cover the cost of insurance protections, administrative expenses, and the cost of any additional benefits provided by rider for the following month. The monthly administrative charge is currently $5.25 and is guaranteed not to exceed $9 and is designed to compensate MML Bay State for administering and maintaining the Policy. Other possible deductions from the Policy (which occur on a Policy specific basis) include a charge for partial withdrawals, a charge for transfers (there is currently no charge for transfers, but MML Bay State reserves the right to charge for certain transfers in the future), a charge for loans, and increases in face amount which require simplified or full underwriting.

     b.  Charges on Partial Withdrawal
         -----------------------------

     After a Certificate has been in force for six months a Certificate owner can make a withdrawal from the Certificate on any monthly calculation date by sending a written request to MML Bay State's principal administrative office. Any withdrawal is subject to the following: 1) the minimum amount of a withdrawal is $500 (before deducting the withdrawal charge); 2) the maximum amount of a withdrawal is the cash surrender value minus an amount equal to one plus the number of monthly calculation dates remaining in the Certificate's Modal Term multiplied by its most recent monthly deduction;
     3) a withdrawal charge equal to the lesser of $25 or 2% of the total withdrawal will be assessed against the amount withdrawn; 4) the amount of the withdrawal will be deducted from the Policy's account value at the end of the valuation period applicable to the monthly calculation date on which the withdrawal is made; 5) the Policyowner must specify the GPA or the Division(s) of the Separate Account from which the withdrawal is to be made; 6) the withdrawal amount attributable to a Division of the Separate Account or the GPA may not exceed the non-loaned Account Value of that Division or GPA; 7) a withdrawal from the GPA is subject to certain restrictions; 8) the Policy's account value will automatically be reduced by the amount of the withdrawal; 9) the Policy's death benefit will be reduced as needed to prevent an increase in the amount of insurance which requires a charge, unless satisfactory evidence of insurability is provided to MML Bay State.

     c.  Death Benefit
         -------------

     MML Bay State will pay a death benefit to the beneficiary normally within seven days after receipt, at its principal administrative office, of the Policy, due proof of death of the Insured, and all other requirements to make payment. MML Bay State may delay payments under circumstances as described in the prospectus.

     The death benefit amount is determined as of the date of death. All or part of the benefit can be paid in cash or applied under one or more of our payment options described in the prospectus. The death proceeds payable will depend on the option in effect at the time of death. Under death benefit option A, the death benefit is the greater of the selected face amount in effect on the date of death or the minimum face amount in effect on the date of death, with possible additions or deductions described below. Under death benefit option B, the death benefit is the greater of the sum of the selected face amount in effect on the date of death plus the account value on the date of death, or the minimum face amount in effect on the date of death, with possible additions or deductions described below. The minimum face amount is equal to account value times the minimum face amount percentage. The percentages depend upon the Insured's age and are specified under Internal Revenue Code Section 7702(d) and are set forth in the Policy. Added to the greater of the selected face amount or minimum face amount is that part of any monthly deduction applicable for the period beyond the date of death. Any policy debt outstanding on the date of death and any monthly deduction unpaid as of the date of death are deducted from the death benefit. MML Bay State pays interest on the death benefit from the date of death to the date the death benefit is paid or a payment option becomes effective.

     d.  Termination
         -----------

     The Policy will terminate if on a monthly calculation date, the account value less any Policy debt is insufficient to cover the monthly deduction. Thereafter, the Policy enters a 61-day grace period. MML Bay State allows 61 days to pay any premium necessary to cover the overdue monthly deduction. An Employer (or the Policyowner if the Policyowner has disassociated from the Employer) will receive a notice from MML Bay State which sets forth this amount. During the grace period, the Policy remains in force. If the payment is not made by the later of the 61 days or 30 days after MML Bay State has mailed the written notice, the Policy will terminate and insurance coverage will cease.

     e.  Policy Loan
         -----------

     The Policy provides a loan privilege which becomes effective six months after the Policy Date. After such effective date, loans can be made on the Policy at any time while the Insured is living. The maximum loan is an amount equal to; 1) 90% of the Policy's account value at the time of the loan; less 2) any outstanding Policy debt before the new loan; less 3) interest on the loan being made and on other outstanding loan(s) to the Policy's next Policy anniversary date; less 4) an amount equal to one plus the number of monthly calculation dates remaining in the Policy's Modal Term multiplied by its most recent monthly deduction. The Policy must be properly assigned as collateral for the loan.

     The loan amount requested is taken from the Divisions of the Separate Account and the GPA (excluding Policy debt plus an amount equal to one plus the number of monthly calculation dates remaining in the Policy's Modal Term multiplied by its most recent monthly deduction) in proportion to the non-loaned account value of each on the date of the loan. Shares taken from the Divisions of the Separate Account are liquidated and the resulting dollar amounts are transferred to the GPA. MML Bay State may delay the granting of any loan attributable to the GPA for up to six months. MML Bay State may also delay the granting of any loan attributable to the Separate Account during any period that the New York Stock Exchange (or its successor) is closed except for normal weekend and holiday closings, or trading is restricted, or the Securities and Exchange Commission (or its successor) determines that an emergency exists, or the Securities and Exchange Commission (or its successor) permits MML Bay State to delay payment for the protection of its policy owners. As long as a loan is outstanding, a portion of the Policy's account value equal to the loan is held in the GPA.

     Policy debt (which includes accrued interest) must not equal or exceed the account value under the Policy. If this limit is reached, MML Bay State may terminate the Policy. In this event, MML Bay State will notify the Employer (or Policyowner if no longer associated with the Employer) in writing. The notice will state the amount necessary to bring the Policy debt back within the limit. If MML Bay State does not receive a payment within 30 days after the date it mailed the notice, the Policy terminates without value at the end of those 30 days.

     The Employer elects either a fixed loan interest rate or, where permitted, an adjustable loan interest rate to apply to the Policy. All Certificates issued to the same group will have the same fixed or variable loan interest rate. Interest accrues daily and becomes part of the Policy debt as it accrues. It is due on each Policy anniversary. If not paid when due, the interest will be added to the loan and, as part of the loan, will bear interest at the same rate. Any interest capitalized on a Policy anniversary will be treated the same as a new loan and will be taken from the Divisions of the Separate Account and the GPA in proportion to the non-loaned account value in each.

     All or part of any Policy debt may be repaid at any time while the Insured is living and while the Policy is in force. Any repayment results in the transfer of values equal to the repayment from the loaned portion of the GPA to the non-loaned portion of the GPA and the applicable Division(s) of the Separate Account. The transfer is made in proportion to the non-loaned value in each Division of the Separate Account at the time of repayment.
     If the loan is not repaid, MML Bay State will deduct the amount due from any amount payable from a full surrender or upon the death of the Insured.

     The amount equal to any outstanding Policy loans is held in the GPA and is credited with interest at a rate which is the greater of 3% and the Policy loan rate less a MML Bay State declared charge (currently 0.75%, guaranteed not to exceed a maximum of 1.25%) for expenses and taxes.

     A Policy loan affects the Policy since the death benefit and cash surrender value under a Policy are reduced by the amount of the loan. Repayment of the loan increases the death benefit and cash surrender value under the Policy by the amount of the repayment.

     f.  Transfers Among Divisions
         -------------------------

     All or part of a Policy's Account Value may be transferred among Divisions by written request delivered to MML Bay State's principal administrative office. Transfers between Divisions may be by dollar amount or by whole-number percentage. There is no limit on the number of transfers a Policyowner may make. MML Bay State does not currently charge a fee for transfers in excess of six (6) during any one Policy year. However, MML Bay State reserves the right to charge a fee not to exceed $10 per transfer if there are more than six transfers in a Policy year. Policyowners, however, may transfer all funds in the Separate Account to the GPA at any time regardless of the number of transfers previously made. MML Bay State also offers Policyowners a automated account re-balancing option as well as an automated account value transfer option. A Policyowner may only have one of these options active at any given point in time. All transfers under these options during any Policy year are considered one transfer for purposes of determining the number of transfers made by a Policyowner during a Policy year.

     Transfers from the GPA to the Separate Account are subject to certain restrictions outlined in the prospectus. All transfers made on one Valuation Date are considered one transfer.

     g.  Free Look Provisions
         --------------------

     The Certificate owner may cancel the Certificate within 10 days (or longer if required by state law) after the owner has received the Certificate. The election of the Variable Rider does not increase or decrease the duration of this Free Look Period. If the Certificate owner chooses to cancel the Certificate within the Free Look Period, the owner must mail or deliver the Certificate and Certificate delivery receipt (if applicable) either to MML Bay State or to the agent who sold the Certificate or to one of MML Bay State's agency offices. If the Certificate is canceled in this fashion, a refund will be made to the owner. The refund equals either: 1) the Policy account value plus any premium deduction(s) and monthly deduction(s) reduced by any amounts borrowed or withdrawn; or, where required by state law, 2) all premiums paid, reduced by any amounts borrowed or withdrawn.

     g.  Payment Options
         ---------------

     All or part of the death benefit or cash surrender value of a Policy may be taken in cash or as a series of level payments. Proceeds applied will no longer be affected by the investment experience of the Divisions or the GPA.

     To receive payments, the proceeds to be applied must be at least $2,000.
     If the payments under any option are less than $20 each, MML Bay State reserves the right to make payments at less frequent intervals or to make a lump sum payment in satisfaction of its obligation. Payment options are described in the prospectus and include a Fixed Amount Payment Option, Fixed Time Payment Option, Interest Payment Option, Lifetime Payment Option, Joint Lifetime Payment Option, and Joint Lifetime Payment Option with Reduced Payments.